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MONRO MUFFLER BRAKE, INC.                                             Exhibit 11
STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

     Earnings per share for each period was computed by dividing net income for such period by the appropriate weighted average number of common shares outstanding during such period.

                                                               QUARTER ENDED                  NINE MONTHS ENDED
                                                              FISCAL DECEMBER                   FISCAL DECEMBER
                                                              ---------------                   ---------------
                                                            2003            2002           2003            2002
                                                            ----            ----           ----            ----
                                                                                                         RESTATED
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
DILUTED

EARNINGS

Net Income                                                  $ 3,031         $ 2,413        $ 14,847        $ 11,274
                                                         ===========     ===========    ============    ============

SHARES

Weighted average number of common shares                     13,301          13,089          13,269          12,981

Treasury Stock                                                 (325)           (325)           (325)           (325)

Assuming conversion of Class C Convertible
     Preferred Stock                                            675             675             675             752

Dilutive effect of outstanding options                          961             598             918             673
                                                         -----------     -----------    ------------    ------------

Weighted average number of common shares                     14,612          14,037          14,537          14,081
                                                         ===========     ===========    ============    ============

DILUTED EARNINGS PER SHARE                                  $   .21         $   .17        $   1.02        $    .80
                                                         ===========     ===========    ============    ============

BASIC

EARNINGS

Net Income                                                  $ 3,031         $ 2,413        $ 14,847        $ 11,274
                                                         ===========     ===========    ============    ============

SHARES

Weighted average number of common shares
  (net of treasury stock)                                    12,976          12,764          12,944          12,656
                                                         ===========     ===========    ============    ============

BASIC EARNINGS PER SHARE                                    $   .23         $   .19        $   1.15         $   .89
                                                         ===========     ===========    ============    ============

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